Exhibit 99.1

	RE:	MHI Hospitality Corporation
4801 Courthouse Street, Suite 201
Williamsburg, VA 23188
(757) 229-5648

TRADED: NASDAQ: MDH

FOR YOUR INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Bill Zaiser	Vicki Baker
Chief Financial Officer	General Information
(301) 220-5400	(703) 796-1808

FOR IMMEDIATE RELEASE

THURSDAY, APRIL 17, 2008

MHI HOSPITALITY CORPORATION AMENDS

CREDIT AGREEMENT WITH BB&T

Williamsburg, VA – April 17, 2008– MHI Hospitality Corporation (NASDAQ: MDH) announced today that the Company has entered into a second amendment to its credit agreement with Branch Banking & Trust Company (“BB&T”), as administrative agent and lender, dated May 8, 2006. The amended credit agreement with BB&T and certain other lenders increases the lenders’ revolver commitments by $20,000,000, and consequently, increases the lenders’ maximum revolver commitments under the credit agreement to $80,000,000. With respect only to the Crowne Plaza Tampa Westshore, the amendment increases the limitation on revolver advances which may be used in connection with any one property from $25,000,000 to $38,000,000. The second amendment also increases the number of lenders necessary to take certain actions under the credit agreement.

Andrew M. Sims, President and Chief Executive Officer of MHI Hospitality Corporation, commented, “The new amended terms of our credit agreement with BB&T enhance our resources in portfolio repositioning and strengthen our financial platform overall.”

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-advised lodging REIT focused on the acquisition, redevelopment and management of mid-scale, upscale and upper upscale full service hotels in the Mid-Atlantic, Midwest and Southeastern United States. Currently, the Company’s portfolio consists of eight properties comprising 1,971 rooms, all of which operate under the Hilton, InterContinental Hotels Group and Starwood Hotels and Resorts brands. In addition, the Company has a 25 percent interest in the Crowne Plaza Resort Hollywood Beach and a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is listed on the Russell Microcap™ Index.

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MHI Hospitality Corporation

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The Company is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

Forward-Looking Statements

This presentation includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. General economic conditions, including the timing and magnitude of the recovery in the hospitality industry, future acts of terrorism, risks associated with the hotel and hospitality business, the availability of capital, the ability of the Company to acquire additional hotel properties, the timely completion of planned hotel renovations, and other factors, may affect the Company’s future results, performance and achievements. These risks and uncertainties are described in greater detail in the Company’s current and periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.